Exhibit 99.1

China Housing Provides Preliminary Sales Contracts Results for
the 2009 Second Quarter

Xi’an, China – July 7, 2009 -- China Housing & Land Development, Inc., (“China Housing” or the “Company,” NASDAQ: CHLN) today reported preliminary pre-sales results for the second fiscal quarter ended June 30, 2009.

In the 2009 second quarter, sales contracts totaled approximately RMB 164.2 million (US$23.9 million), which comprises units from Junjing II Phase One, Phase Two and other existing projects for a total of 33,140 sq. meters.  The average price per sq. meter was RMB4,955. This compares to sales contracts valued at RMB 107.2 million (US$15.6 million) for a total of 22,358 sq. meters at the end of the 2009 first quarter.  The average price per sq. meter in the 2009 first quarter was RMB4,797.

Junjing II Phase One and Phase Two, the Company’s current major projects under development, generated the vast majority of contract sales in the 2009 second quarter.  Generated sales contracts for the 2009 second quarter are reported under the percentage of completion accounting method for revenue recognition and may not be fully recognized in the second quarter.  Additionally, the Company anticipates non-Junjing II revenue of approximately RMB27.4 million (US$4.0 million) for the 2009 second quarter.

According to data from E-house and the Xi’an Bureau of Statistics, which track sales figures in China’s real estate market, the 2009 second quarter residential sales in Xi’an totaled 2.78 million sq. meters and the average selling price was RMB4,642, which is a 60.7% increase and 3.2% increase, respectively, compared to 1.73 million sq. meters and an average selling price of RMB4,496 in the 2009 first quarter.

Mr. Xiaohong Feng, Chief Executive Officer of China Housing & Land Development said, "We were encouraged to see continued progress in our core market as our overall sales performance showed strong improvement in the second quarter.  We are very enthusiastic about our sequential increases in sales volume, both in terms of total units and total sq. meters sold, as well as the average price per sq. meter.  We are pleased to see continued stability in Xi’an’s real estate market and are particularly excited about our contract sales performance in the second quarter.”

The Company intends to disclose additional data related to its operating performance when it reports its second quarter 2009 financial results during the first half of August 2009.

About China Housing & Land Development, Inc.
Based in Xi'an, the capital city of China’s Shaanxi province, China Housing & Land Development, Inc., is a leading developer of residential and commercial properties in northwest China. China Housing has been engaged in land acquisition, development, and management, including the sales of residential and commercial real estate properties through its wholly-owned subsidiary in China, since 1992.

China Housing & Land Development is the first and only Chinese real estate development company traded on NASDAQ.  The Company’s news releases, project information, photographs, and more are available on the internet at www.chldinc.com.

Safe Harbor
This news release may contain forward-looking information about China Housing & Land Development, Inc. which is covered under the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as believe, expect, may, will, should, project, plan, seek, intend, or anticipate or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and China Housing & Land Development's future performance, operations, and products.

Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Actual performance results may vary significantly from expectations and projections. Further information regarding this and other risk factors are contained in China Housing's public filings with the U.S. Securities and Exchange Commission. All information provided in this news release and in any attachments are as of the date of the release, and the companies do not undertake any obligation to update any forward-looking statement as a result of new information, future events or otherwise, except as required under law.

China Housing contacts

Mr. Cangsang Huang
Chief Financial Officer
+86  29.8258.2648 in Xi’an
chuang@chldinc.com

Ms. Jing Lu
Chief Operating Officer, Board Secretary, and Investor Relations Officer
+86  29.8258.2632 in Xi’an
jinglu@chldinc.com

Mr. Bill Zima, ICR
+1  203.682.8200 in United States
William.Zima@icrinc.com

Ms. Annie Chen, ICR
+86  10.6599.7966 in Beijing
Annie.Chen@icrinc.com